Exhibit 99.1

Betty Newboe (editorial/media) 408.563.0647 David Miller (business media) 408.563.9582 Randy Bane (financial community) 408.986.7916

Applied Materials to Significantly Expand Fab-Wide Software

Solutions with Acquisition of Brooks Software

SANTA CLARA, Calif., November 6, 2006 – Applied Materials, Inc. today announced that it has agreed to purchase the assets of Brooks Software, a division of Brooks Automation, Inc., for $125 million in cash. Brooks Software is a leading provider of factory management and control software to the semiconductor and flat panel display industries. Brooks Software’s products complement Applied Materials’ existing software applications and are expected to enable Applied to offer customers a comprehensive computer integrated manufacturing (CIM) solution for optimizing fab operations.

“Factory management software is essential to the efficient running of today’s advanced manufacturing facilities,” said Manfred Kerschbaum, senior vice president and general manager of Applied Global Services. “The combination of both companies’ software applications and Applied’s strong service capabilities will allow us to create a powerful, pre-integrated CIM solution that can be rapidly deployed and continuously supported across the entire lifecycle of a factory. This can be a very attractive alternative to the costly, highly-customized solutions currently available to customers.”

After the close of this transaction, the Brooks Software business and employees will be integrated within the Applied Global Services organization. Applied’s current factory control software portfolio includes its FAB300®, NeXus™ and WorkStream® products, which have been successfully developed with industry-leading customers and are being used in fabs around the world. The acquisition of Brooks Software will bring several new world-class applications to Applied, including the scheduling-dispatching, material control system (MCS) and advanced process control (APC) segments of the CIM environment, which are all critical to fab operational efficiency. The acquisition is subject to applicable regulatory approvals and other customary closing conditions.

This press release contains forward-looking statements relating to Applied’s anticipated acquisition of Brooks Automation’s Brooks Software business and expected benefits of the transaction, including technology leadership and improved product capabilities. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those stated or implied, including but not limited to: the satisfaction of closing conditions; the successful integration and performance of the acquired business; sustainability of demand in the semiconductor and semiconductor-related industries, which is subject to many factors, including global economic conditions, business spending, consumer confidence, demand for electronic products and integrated circuits, and geopolitical uncertainties; Applied’s ability to develop, deliver and support a broad range of products and to expand its markets and develop new markets; retention of key employees; the ability to realize synergies expected to result from the acquisition; unknown, underestimated or undisclosed commitments or liabilities; and other risks described in Applied Materials’ Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and Applied Materials assumes no obligation to update any such statement.

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Applied Materials, Inc.

November 6, 2006

Applied Materials, Inc. (Nasdaq: AMAT) is the global leader in Nanomanufacturing Technology™ solutions for the electronics industry with a broad portfolio of innovative equipment, service and software products. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

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